EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963
mike.dodson@mattson.com

MATTSON TECHNOLOGY BOARD OF DIRECTORS ELECTS TOM ST. DENNIS TO SUCCEED RETIRING SHIGERU “STEVE” NAKAYAMA
FREMONT, Calif. - September 9, 2013 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced the retirement of Steve Nakayama and the appointment of Tom St. Dennis to serve on its Board of Directors.
"We appreciate Steve's many contributions to Mattson Technology during his 17 year tenure on the Board and wish him the very best for his retirement," said Ken Kannappan, Chairman of Mattson's Board of Directors. "We are very pleased that Tom is joining the Board and believe his extensive executive management experience in the semiconductor capital equipment industry will be a valuable asset to the Board of Directors of Mattson Technology."
"I have enjoyed my time on Mattson Technology's Board and am proud of the progress the Company has made over the past 17 years in delivering on its strategic objectives,” said Steve. “I wish my Mattson colleagues every success in continuing this progress."
"Mattson Technology has positioned itself to grow in a number of key markets over the next several years," said Tom. "I am pleased to join the Company's Board of Directors and look forward to working closely with the Mattson team on our goals to continue to create growth opportunities and to build value for our shareholders."
Mr. St. Dennis has over 25 years of semiconductor industry experience as well as an extensive international business background. Mr. St. Dennis has been the Chief Executive Officer and a Board Member of FormFactor, Inc. since September 2010. Mr. St. Dennis previously held various positions at Applied Materials, Inc. from 1992 to 1999 and again from 2005 to 2009. His most recent role at Applied Materials, Inc. was the Senior Vice President and General Manager of the Silicon Systems Group. From 2003 to 2005, Mr. St. Dennis held the position of Executive Vice President of Sales and Marketing at Novellus Systems, Inc.

About Mattson Technology, Inc.

Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet:www.mattson.com.